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SECURITIES AND EXCHANGE COMMISSION
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Letter from the President
April 17, 2020
On behalf of the Board of Directors at Seneca Financial Corp., I am pleased to present our 2019 Annual Report to Stockholders.
Ever since our origin in Baldwinsville in 1928, our mission at Seneca Savings has been to serve the financial needs of our customers; provide for our communities; and maintain for our employees.
Serve. Provide. Maintain. Three simple words, but a priority and commitment on the part of Seneca Savings that defines each.
For over 90 years, Seneca Savings has grown and evolved as a community bank because of the trust and belief individuals, families and businesses have placed in us throughout our history in Central New York.
A local bank, community partner and employer that was recognized this past year as one of CNY Business Journal’s Top 40 Places to Work in Central New York.
Our roots and pride have truly grown together, as one family, and as one bank.
As we reflect back and are encouraged by the successes, expansion and growth we incurred in 2019, we must not overlook the unprecedented challenges we are all presently facing in 2020 as a community, nation and globally with the uncertainties surrounding the COVID-19 crisis.
The following addresses those successes and adversities, with emphasis on our financial highlights; new products and branch expansion; commitment to community; and our bank’s response to the COVID-19 Pandemic.
Financial Highlights:
At year-end 2019, we saw many areas of improvement and growth specific to total assets, with increases in the bank’s commercial loan portfolio, and non-maturity deposits.
To augment these growth areas, Seneca Savings also expanded cost control measures, improved earnings, and maintained strong capital ratios.
Total assets grew from $195.3 million at December 31, 2018 to $210.2 million at December 31, 2019, a 7.6% increase.
Total loans increased from $155.3 million at December 31, 2018 to $164.3 million at December 31, 2019, a 5.8% increase. Commercial loans increased from 24.2% of total loans or $37.5 million at December 31, 2018 to 31% of total loans or $51.2 million at December 31, 2019.
Total average deposits increased 8% in 2019 to $146 million. Non-interest-bearing average deposits increased from $13.3 million in 2018 to $16.2 million in 2019, a 22.7% increase. When excluding CDs, total average deposits increased from $62.1 million in 2018 to $69.7 million in 2019, a 12.2% increase year over year.
Improving non-maturity deposits has been a significant strategy of Seneca Savings for the past several years, and 2019 showed strong gains in that regard.

Total net income increased from $850,000 in 2018 to $1.1 million in 2019. Return on average assets improved from 0.46% in 2018 to 0.54% in 2019. Return on average equity also improved to 5.76% in 2019, up from 4.67% in 2018. The Bank’s efficiency ratio improved from 86.7% in 2018 to 76.9% in 2019.
Net interest margin retreated from 3.23% in 2018 to 3.17% in 2019. However, our non-interest expense to average total assets decreased from 2.87% in 2018 to 2.64% in 2019. Thus, earnings per share improved from $0.45 in 2018 to $0.60 in 2019.
Our Tier 1 Leverage ratio decreased slightly from 10.27% in 2018 to 10.10% in 2019, while total Risk-Based Capital decreased from 17.5% in 2018 to 16.32% in 2019 reflecting our asset growth. Seneca Savings remains classified as a well-capitalized savings bank
New Products and Branch Expansion:
In 2019, Seneca Savings continued to serve and expand on the financial offerings available to our consumer and business clients, by providing new online platforms and conveniences. We introduced new internet-based services including remote deposit capture, as well as online deposit account openings and mortgage applications. We also recently partnered with and launched the popular person-to-person digital payment program known as Zelle.
Going forward in 2020, Seneca Savings is working on launching business debit cards; Health Savings accounts; real-time mobile deposits; e-statements for our business customers; and a new customer alert platform called Notify.
In November 2019, Seneca Savings opened its newest branch location in the Hamlet of Bridgeport, New York. Bridgeport is located in our current geographic footprint. Seneca Savings partnered with the Town of Sullivan and the Town of Cicero and received approval as a new Banking Development District through the State of New York. As a result of that approval, New York State deposited a subsidized $10 million CD with Seneca Savings to assist with the new expenses and operating costs associated with the branch opening.
This expansion into Bridgeport is a reflection of Seneca Savings’ commitment to providing a convenient and customer-driven branch system and broad range of financial services. The new branch offers an experienced team of banking professionals, a full line of personal and commercial banking services, and features an ATM, Drive-up lane, Night Deposit, Coffee Bar and ample parking.
Commitment to Community:
In 2019, Seneca Savings remained committed to serving our community by increasing our level of sponsorship and participation in local community events, non-profit organizations and charitable causes. Additionally, we expanded our partnerships with local businesses, school districts and volunteer groups to raise awareness for causes, provide free educational opportunities and highlight important events.
Some of the highlights include:
Seneca Savings Financial Scholars Program – With the support of our partner EverFi, we assisted the Baldwinsville, Liverpool, Chittenango and Morrisville-Eaton Central School Districts to implement a curriculum which educated students about personal financial management resulting in the education of 127 students.
2nd Annual “Make a Mother’s Day Diaper Drive” – Seneca Savings sponsored, promoted and hosted our second annual diaper drive to benefit the CNY Diaper Bank. During the week of Mother’s Day our branch locations collected diapers and donations from employees, customers, local businesses and vendors which provided over 3,500 diapers for local families in need.
Back to School Backpack Drive – Seneca Savings sponsored and promoted a weeklong event which provided an opportunity for customers, employees and local businesses to donate backpacks and school supplies which were distributed to several local schools in need.
Push Ups for Veterans – Seneca Savings sponsored a push-up event held at KW Fitness in Fayetteville to benefit the organization “Clear Path for Veterans.” Employees, customers and local community members performed push-ups and made charitable donations totaling $4,220 to be used to provide support and services to local veterans in need.
Holiday Food and Gift Drive – During the holiday season, Seneca Savings’ customers and employees participated in several food and gift drives in support of the Baldwinsville Gift Bureau to benefit those less fortunate.
As always, Seneca Saving has remained committed to benefitting the communities we serve and will continue to do so in 2020 and beyond.
COVID-19
As the state and nation address the COVID-19 crisis, Seneca Savings continues to follow the ongoing guidance and purposes of New York State’s Executive Order 202.6 as an “Essential” Business.
Seneca Savings’ immediate response was to take all appropriate measures to maintain the health and safety of our employees and customers.
Our bank immediately closed the lobby service to appointment only. We have left all drive-thru windows open to date. For the safety of our employees we decided to rotate staff on a weekly basis to work at home. All employees are receiving their full pay regardless of whether they are working in the office or at home.
We also proactively called all our commercial loan and small business customers to see how they have been impacted, and how we can address their needs, including loan payment deferrals as requested. Seneca Savings is also proactively communicating with our commercial clients regarding our abilities as an approved SBA 7a lender and interest in the Payment Protection Program loans when available. This has been very well received.
Seneca Savings is also working with our retail customers and have allowed deferrals on residential mortgages upon their requests and proper documentation.
Seneca Savings remains in a strong, well capitalized position. Our asset quality is solid, our liquidity position remains ample, and we are poised to be able to get through this unprecedented shutdown and difficult period of our history, in a strong and measured manner.
We will navigate these waters together, and in the end, these successes and adversities will make us stronger as a bank, and as a community.
That strength of working together has been our resolve for over 90 years, and will continue to chart our course going forward.
Our priority and commitment remain always with you.
Serve. Provide. Maintain.
Respectfully yours,
Joseph G. Vitale
President, CEO & Director